Exhibit 99.1

LOS ANGELES SINGAPORE SELANGOR PENANG BANGKOK SUZHOU SHANGHAI

	Company Contact:	Investor Contact:
FOR IMMEDIATE RELEASE	A. Charles Wilson	Berkman Associates
	Chairman	(310) 826-5051
	(818) 787-7000	info@BerkmanAssociates.com
Trio-Tech Reports Fiscal 2006 Fourth Quarter Net Income
Increased to $0.22 Per Share Versus $0.02 Per Share
As Quarterly Revenue Increased 61%
     Van Nuys, CA, — September 22, 2006 — Trio-Tech International (AMEX:TRT) today announced higher revenue and net income for the fourth quarter of 2006 and fiscal 2006 compared to the same periods of fiscal 2005.
     “Trio-Tech reported a solid year and a particularly strong fourth quarter, as the performance of both our product and services segments exceeded our expectations. We believe that our strategy to establish a significant position in the rapidly growing semiconductor testing and burn-in business in Asia has put us on the right track for continued success,” said Chief Executive Officer S.W. Yong.
     The CEO continued, “The strong relationships we have built over the years have helped Trio-Tech to become a partner of choice to support our customers’ growing operations in China. We believe that our growth initiatives in this exciting market are now beginning to deliver the results we anticipated. The semiconductor testing and burn-in business based in Shanghai which we acquired effective on January 3, 2006 has commenced operations and we expect testing volume to increase at this facility in the new fiscal year. In addition, last month we announced that we will expand our facility in Suzhou, China to provide specialized testing and burn-in services and manufacture burn-in equipment to serve China’s expanding semiconductor, communications and consumer electronics markets. We expect to complete this expansion project in the next couple of months, and look forward to increasing our volume of business at this location beginning in the second half of this fiscal year.
     “As evidenced by our strong backlog, conditions in our primary markets are favorable, and we are optimistic about Trio-Tech’s continued growth in fiscal 2007.” Yong noted that total backlog increased to $16,294,000 at June 30, 2006 from $9,365,000 at June 30, 2005, including testing service backlog of $12,030,000 at the end of fiscal 2006 compared to $7,384,000 at the end of fiscal 2005.
Fourth Quarter Results
     For the three months ended June 30, 2006, total revenue increased 61% to $9,500,000 compared to $5,901,000 for the fourth quarter of fiscal 2005. Semiconductor testing service revenue increased 24% to $3,744,000 from $3,022,000 for the same period in the prior year. Revenue from product sales doubled to $5,756,000 from $2,879,000, primarily as the result of higher sales of burn-in boards and related equipment.
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Trio-Tech Reports Fiscal 2006 Fourth Quarter Net Income Increased to $0.22 Per Share Versus
$0.02 Per Share As Quarterly Revenue Increased 61%
September 22, 2006
Page Two
     Net income for the fourth quarter of fiscal 2006, net of income taxes and minority interest, increased to $705,000, or $0.22 per diluted share. This compares to net income for the fourth quarter of fiscal 2005, net of income taxes and minority interest, of $62,000, or $0.02 per diluted share.
     At June 30, 2006, cash and short-term deposits were $10,390,000, versus $4,650,000 at June 30, 2005. Shareholder’s equity at June 30, 2006 was $17,392,000 compared to $9,297,000 at June 30, 2005. Shareholders’ equity at June 30, 2006 was net of the dividend of $0.50 per share declared on December 2, 2005 and paid on January 25, 2006.
Fiscal 2006 Results
     Revenue for the twelve months ended June 30, 2006 increased 16% to $29,099,000 compared to $25,061,000 for fiscal 2005. Testing services segment revenue for fiscal 2006 increased 28% to $14,455,000 from $11,307,000 for fiscal 2005. Revenue from manufacturing segment and distribution segment increased 6% to $14,644,000 from $13,754,000.
     Income from continuing operations for the twelve months ended June 30, 2006, net of income taxes and minority interest, was $597,000, or $0.19 per diluted share. This compares to net income from continuing operations for fiscal 2005, net of income taxes and minority interest, of $216,000, or $0.07 per diluted share.
     Including discontinued operations, net income for the twelve months ended June 30, 2006 was $9,056,000, or $2.90 per diluted share, which included an after-tax gain of $8,909,000 from the sale of property utilized in Trio-Tech’s now discontinued operations in Dublin, Ireland. This compares to net income for the twelve months ended June 30, 2005 of $221,000, or $0.07 per diluted share.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS, EXCEPT EARNINGS (LOSS) PER SHARE)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(audited)
REVENUES
Product	$5,756	$2,879	$14,644	$13,754
Services	3,744	3,022	14,455	11,307

	9,500	5,901	29,099	25,061

COST OF SALES
Cost of products sold	4,591	2,447	11,805	11,324
Cost of service rendered	2,440	2,021	9,363	7,690

	7,031	4,468	21,168	19,014

GROSS MARGIN	2,469	1,433	7,931	6,047

OPERATING EXPENSES:
General and administrative	1,779	1,020	6,321	4,466
Selling	202	170	970	1,058
Research and development	17	16	70	93
Impairment loss	46	70	61	70
Loss on disposal of property, plant and equipment	—	1	22	1

Total operating expenses	2,044	1,277	7,444	5,688

INCOME FROM OPERATIONS	425	156	487	359

OTHER INCOME (EXPENSE)
Interest expense	(31)	(36)	(142)	(165)
Other income	402	104	598	182

Total other income	371	68	456	17

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	796	224	943	376
INCOME TAX PROVISION (BENEFITS)	(33)	132	258	158

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	829	92	685	218
MINORITY INTEREST	(124)	(20)	(88)	(2)

INCOME FROM CONTINUING OPERATIONS	705	72	597	216
INCOME (LOSS) FROM DISCONTINUED OPERATION	—	(10)	8,459	5

NET INCOME ATTRIBUTABLE TO COMMON SHARES	$705	$62	$9,056	$221

Basic earnings per share from continuing operations	$0.22	$0.02	$0.19	$0.07
Basic earnings per share from discontinued operations	0.00	0.00	2.72	0.00

Basic earnings per share	$0.22	$0.02	$2.91	$0.07

Diluted earnings per share from continuing operations	$0.22	$0.02	$0.19	$0.07
Diluted earnings per share from discontinued operations	0.00	0.00	2.71	0.00

Diluted earnings per share	$0.22	$0.02	$2.90	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	3,219	2,968	3,115	2,966
Diluted	3,234	3,012	3,128	3,031

COMPREHENSIVE INCOME (LOSS):
Net income	705	62	9,056	221
Foreign currency translation adjustment	193	(189)	(190)	25

COMPREHENSIVE INCOME (LOSS)	$898	$(127)	$8,866	$246

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares)

	June 30,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash	$2,551	$1,439
Short-term deposits	7,839	3,211
Trade accounts receivable, net	8,518	4,178
Other receivables	306	142
Inventories, net	2,447	1,584
Prepaid expenses and other current assets	170	91

Total current assets	21,831	10,645

PROPERTY, PLANT AND EQUIPMENT, Net	7,073	7,176
OTHER INTANGIBLE ASSETS, Net	311	386
OTHER ASSETS	169	138

TOTAL ASSETS	$29,384	$18,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$116	$336
Accounts payable	3,809	1,681
Accrued expenses	3,045	2,598
Income taxes payable	311	168
Current portion of notes payable	856	655
Current portion of capital leases	107	123
Current portion of deferred tax liabilities	292	275

Total current liabilities	8,536	5,836

NOTES PAYABLE, net of current portion	644	634
CAPITAL LEASES, net of current portion	230	110
DEFERRED TAX LIABILITIES	386	407

TOTAL LIABILITIES	9,796	6,987

MINORITY INTEREST	2,196	2,061

SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 3,219,407 and 2,976,942 shares issued and outstanding at June 30, 2006 and 2005, respectively	10,338	9,554
Paid-in capital	337	284
Accumulated retained earnings (deficit)	7,150	(298)
Accumulated other comprehensive loss-translation adjustments	(433)	(243)

Total shareholders’ equity	17,392	9,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,384	$18,345